TECHNOLOGY LICENSE

THIS TECHNOLOGY LICENSE (as amended, modified, supplemented or restated from time to time, this "Agreement") is made and entered into as of the 12th day of February, 2007, by and between Gemini Environmental Corporation, a corporation organized under the laws of the State of Delaware ("Licensor"), and Full Circle Industries, Inc., a corporation organized under the laws of the State of Nevada ("Licensee"). Licensor and Licensee are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Licensee is a company promoting, among other things, conversion of the cellulose fractions of municipal solid waste and other opportunistic feedstocks into fuels;

WHEREAS, Licensor has developed the Technology, owns the patents and intellectual property for and has maintained rights to license the Technology (as herein defined);

WHEREAS, Licensee wishes to license the Technology from Licensor for use in connection with Licensee’s desire to develop and commercialize the production of fuels from cellulose, and Licensor desires to grant such license to Licensee, all on the terms and conditions set forth herein;

WHEREAS, Licensor’s Technology is capable and pre-commercially developed to process this type of feedstock; and

WHEREAS, Licensee desires to obtain from Licensor a license to use the Technology in the Territory, and Licensor desires to grant such license to Licensee, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, Licensor and Licensee hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Technology License, each of the terms "Agreement," "Licensee," "Licensor," "Party," and "Parties" shall have the meaning assigned to such term hereinabove.

1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned to such term below.

"Additional Facility License" shall have the meaning set forth in Section 2.7.

"By-Products" shall mean salable materials, which result from operation of the Process, and which are not the intended final product.

"Commercial Operation" shall mean the continuous operation of a Project after completion of the commissioning of the Project, which shall be deemed to occur no earlier than the satisfaction of all contractual requirements (e.g., completion of all tests required under applicable construction contracts) and material regulatory requirements (e.g., tests required under applicable governmental permits and approvals) in connection with the commencement of continuous commercial operations.

"Confidential Information" shall mean, in whatever form, tangible or intangible, whether written, oral or visual, including electronic data recorded or retrieved by any means, any and all trade secrets, confidential knowledge, and proprietary data of a Party (the "Disclosing Party"), including technical specifications, diagrams, flow charts, methods, processes, procedures, discoveries, concepts, calculations, techniques, formulas, systems, production plans, designs, research and development plans, business opportunities, cost and pricing data, customer records and lists, special chemical, engineering, manufacturing, financial, and marketing know-how, but expressly excluding information which (a) was generally available to the public prior to the time of disclosure to the other Party (the "Receiving Party"), (b) becomes generally available to the public through no act or omission of the Receiving Party, or any employee, agent or contractor of the Receiving Party, or (c) becomes available to the Receiving Party through or from a third party who is not an agent, contractor or employee of the Receiving Party and who is not, to the knowledge of the Receiving Party after reasonable investigation, under any obligation of confidentiality to the Disclosing Party.

"Effective Date" shall mean the date first hereinabove written.

"Event of Default" shall have the meaning set forth in Section 6.2.

"Force Majeure" shall mean an event or occurrence that is not reasonably foreseeable by a Party, is beyond such Party's reasonable control, and is not caused by its negligence or lack of due diligence, including acts of God, strikes, labor disputes, lockouts or other industrial disturbances, riots, epidemics, landslides, lightning, earthquakes, fires, storms, washouts, the enactment of, or changes in, Laws, the cancellation or withdrawal of a governmental permit, arrests and restraints of governments and people, civil disturbances and explosions; provided, however, neither economic hardship of either Party nor changes in market conditions shall constitute a Force Majeure.

"Governmental Authority" shall mean any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity.

"Improvements" shall mean all inventions, modifications, revisions, alterations, enhancements, betterments, ideas, and discoveries (whether or not patentable) conceived or reduced to practice (actually or constructively) by either Party or under the direction of either Party or acquired by Licensor or Licensee by operation of any license or sublicense of the Technology to any Person, or from any other source and which, in any case, are based in any way on, or arise in any manner out of, all or any portion of the Process, the Patents, the Licensor Confidential Information or the Intellectual Property, or any such invention, modification, revision, alteration, enhancement, betterment, idea or discovery to any of the foregoing, including any developed through reverse engineering or independent derivation.

"Intellectual Property" shall mean the Patents and all United States and foreign patents, applications therefore, know-how, copyrightable works and applications for registration and registrations thereof, trademarks, trade names, service marks and all other intellectual property rights with respect to or relating to all or any portion of the Process.

"Law" shall mean any applicable Federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation, or order, or other legislative or administrative action of a Governmental Authority, or a final decree, judgment, or order of a court having jurisdiction over any relevant Project or any Party.

"License" shall have the meaning assigned in Section 2.1.

"License Fee" shall have the meaning assigned in Section 2.6.

"Licensee Indemnitees" shall have the meaning assigned in Section 7.1.

"Licensor Confidential Information" shall mean any Confidential Information relating to or arising out of any aspect of the Technology or Licensor's business other than information specifically related to a Project that is in the public domain. For purposes of this Agreement, and without otherwise affecting the respective ownership rights of Persons thereto, where any Confidential Information relating to or arising out of any aspect of the Technology is developed by any Person who is an affiliate of both Parties, then such Confidential Information shall be deemed to be Licensor Confidential Information.

"Licensor Indemnitees" shall have the meaning assigned in Section 7.2.

"Notice" shall have the meaning assigned to such term in Section 9.6.

"Patents" shall mean, collectively, that certain U.S. Patent Application filed with United States Patent and Trademark Office on July 21, 2006, entitled “SOLID WASTE TREATMENT APPARATUS AND METHOD” and any patents that issue therefrom; any and all continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions thereof; all corresponding foreign counterpart patents and applications thereto; and any additional patents issued to Licensor from time to time by the United States Patent and Trademark Office.

"Person" shall mean any individual, partnership, corporation, Limited Liability Company, association, business, trust, government or political subdivision thereof, Governmental Authority, or other entity.

"Prime Rate" shall mean the per annum rate of interest announced or published from time to time by The Chase Manhattan Bank, N.A., as its reference or prime rate.

"Process" shall mean the process for cellulosic and other materials as more particularly described on Exhibit A.

"Products" shall mean By-Products, goods and materials produced through the Technology.

"Project" shall mean a facility established for the purpose of using and practicing the Technology in the production of one or more Products.

"Project Entity" shall mean each entity formed for the ownership of a Project.

"Project Lender" shall mean any bank, financial institution or other Person (or trustee or agent for any such Person) providing any financing for, in whole or in part, the design, acquisition, construction, refurbishment, modification, start-up, testing, operation, maintenance or repair of any Project.

"Royalty" shall have the meaning assigned in Section 2.4.

"Technology" shall mean, collectively, the Process, the Patents, the Intellectual Property, the Licensor Confidential Information, and all Improvements.

"Term" shall have the meaning assigned in Section 6.1.

"Territory" shall mean all countries through out the world.

1.3 References. References in this Agreement to Exhibit, Article or Section numbers shall be to Exhibits, Articles and Sections of this Agreement, unless expressly stated herein to the contrary. References in this Agreement to "hereby," "herein," "hereinabove," "hereinafter," "herein below," "hereof," "hereunder," or words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article or Section in which such reference appears. References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. References in this Agreement to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings affixed to such Articles or Sections.

1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be.

1.6 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

GRANT OF LICENSE

2.1 License. Subject to the further provisions of this Section 2.1 and Section 9.1, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants to Licensee from and after the Effective Date, and Licensee hereby accepts from and after the Effective Date, a non-exclusive, non-transferable, non-sub-licensable license in the Territory during the Term to use the Technology solely for the purpose of producing fuels pursuant to the terms and conditions set forth herein (the "License"). Due to the unique and proprietary nature of the Technology, Licensee agrees not to utilize a process, system or method that is competitive with, or an alternative to, the Technology in any Project during the Term. Licensor and Licensee acknowledge and agree that the proprietary rights of Licensor in the Technology are extremely valuable separate and apart from any patent rights related thereto, including the Patents and any rights related thereto, and that the issuance of any additional patent related to the Process or the Technology or the invalidation, expiration or failure to obtain or prosecute any of the Patents shall not in any way affect the rights granted in this Section 2.1.

2.2 Limitation on Use of Technology. Licensee shall use the Technology in the precise manner indicated in this Agreement and in any specifications that may be provided to Licensee by Licensor from time to time. The License does not permit Licensee to, and Licensee shall not, (i) modify, disassemble, decompile or reverse engineer the Technology nor permit any third party to do so; (ii) use the Technology in any manner to provide service bureau, time-sharing or other outsourced services to third parties, or (iii) make any material changes in the use or application of the Technology as set forth in such specifications without the prior written consent of Licensor, which consent shall not be unreasonably withheld so long as Licensor has been provided with all reasonably necessary information as to the basis for the requested change and has received reimbursement for the reasonable direct cost to Licensor of evaluating such requested change and submitted information.

2.3 Confidentiality. (a) During the Term and for a period of two (2) years after the expiration of the Term or earlier termination of this Agreement pursuant to Section 6.4, each of Licensee and Licensor shall hold, and shall take all reasonable precautions to cause each of their directors, officers, managers, employees, agents, contractors and advisors , to hold the Confidential Information of the other Party in strictest confidence and trust (making only such copies thereof as necessary or appropriate for the location, feasibility assessment, development, design, engineering, procurement, construction, testing, modification, operation and maintenance of the Projects). Notwithstanding the foregoing, (i) Licensor may make all disclosures which are reasonably necessary, appropriate or advisable to obtain protection of the confidential and proprietary character of the Technology, and (ii) Licensee may disclose Licensor Confidential Information to other Persons in connection with any financing whether through debt, equity or otherwise), assignment, sale, transfer or other disposition of any Project Entity or interest in any Project Entity, provided, that Licensee shall be required to take all necessary precautions to cause such other Persons to hold the Licensor Confidential Information in strictest confidence and to prevent its misappropriation, including the execution of written confidentiality agreements with such Persons (containing terms and conditions similar to those in this Section 2.3) providing Licensor Confidential Information only on a limited need-to-know basis, and taking reasonable security measures to ensure that only such portion of the Licensor Confidential Information that is reasonable under the circumstances is disclosed. Licensor shall be either (i) expressly named as a party to any such confidentiality agreement entered into by Licensee with any of its directors, managers, employees, agents, contractors, creditors or other Persons permitted to come into possession or knowledge of any Licensor Confidential Information, or (ii) shall be expressly named as a third-party beneficiary of any such confidentiality agreement, and, in either case, Licensor shall be entitled to enforce any such confidentiality agreement, including, by way of injunctive or other equitable relief.

(b)    In addition to the disclosures permitted under the second sentence of Section 2.3 (a), each Party may disclose Confidential Information of the other Party only (i) to those of its then current directors, officers, managers, employees, agents, contractors, and advisors (including attorneys, accountants, and consultants) of the Parties, who need to know the Confidential Information for purposes of performing the services for which they have been engaged, (ii) pursuant to the order or subpoena of a Governmental Authority with subpoena power or as otherwise required pursuant to applicable Law; provided, however, should either Party receive any such order or subpoena or propose to make voluntary disclosure pursuant to any Law deemed by such Party to require such disclosure, such Party shall notify the other Party promptly and in any event sufficiently prior to compliance with the relevant order or subpoena or deemed applicable Law to enable such other Party to seek an appropriate protective order; provided, further, any disclosure pursuant to such an order or subpoena or deemed applicable Law shall not act to relieve any Party of its continuing obligation to hold the Confidential Information in strictest confidence and trust and cause other Persons to do so as provided above in this Section 2.3, and, except for such disclosure pursuant to order or subpoena or deemed applicable Law, each Party shall continue to be bound by the obligations of this Section 2.3 with respect to the Confidential Information.

(c)    The Parties may enter into a separate Confidentiality Agreement relating to the obligation to hold the Confidential Information in strictest confidence and trust. In such event, if there is any conflict between the terms and conditions of such Confidentiality Agreement and the terms and conditions of this Agreement relating to the Confidential Information and the obligations of the Parties in connection therewith, the terms and conditions of such Confidentiality Agreement shall govern and control.

2.4 Royalty Payment. As consideration for the grant of the License pursuant to Section 2.1, Licensee shall pay Licensor a royalty (the "Royalty") equal to three percent (3%) of the gross sales price for sales by Licensee of all Products produced from any use of the Technology pursuant to the License. The Royalty shall be calculated on an accrual (rather than a cash) basis. The Royalty shall be payable quarterly on the 15th day of each of January, April, July and October (as to sales accrued during the preceding calendar quarter) during the Term. Royalty payments to Licensor shall be submitted with supporting documentation on a facility-by-facility basis as to (i) volumes of Products produced through the use or practice of the Technology pursuant to the License during the relevant period, (ii) the name, address, contact Person, and telephone number of the purchaser in each relevant sale of Products, and (iii) the gross sales price as to each relevant sale of Products. Any Royalty owed to Licensor by Licensee beyond the date such amount is due and payable shall accrue interest at the per annum rate equal to the Prime Rate in effect from time to time plus two percent (2%); provided, however, in no event shall such rate of interest exceed the maximum lawful rate under applicable Law. Failure to make any Royalty payment due shall constitute an Event of Default giving rise to a right of Licensor to terminate this Agreement and the License with notice from Licensor and the passage of time as provided in Section 6.2(a).

2.5 Annual Maintenance Payment. As additional consideration for the grant of the License in the Territory, Licensee shall pay Licensor a non-refundable annual payment of Fifty Thousand Dollars ($50,000), due and payable every November 30 during the Term.

2.6 [Reserved.]

2.7 Commercial Operation. Licensee shall use its good faith best efforts to effect Commercial Operation of any Licensee Project as soon as practicable after the Effective Date; provided, however, that Licensee must complete the following or this Agreement shall terminate pursuant to Section 6.2(b): (i) the expenditure of at least One Million Dollars ($1,000,000) toward the commencement of development and Commercial Operation of the Project within eighteen (18) months after the Effective Date, (ii) the expenditure of an additional Two Million Dollars ($2,000,000.00) prior to the third (3rd) anniversary of the Effective Date, and (iii) the taking, on or before the 3rd anniversary of the Effective Date, of other significant actions to effectuate the commencement of Commercial Operation of the Project, such as obtaining significant written contracts for the sale of fuels, obtaining Project site control, and obtaining contracts for the supply of Biomass. Licensee’s compliance with all of the provisions of this Section 2.7 shall be deemed to be a material obligation within the meaning of paragraph (b) of Section 6.2 herein; provided, however, that Licensor’s sole remedy in the event Licensee shall fail to comply with this Section 2.7 shall be the termination of this agreement pursuant to Section 6.2(b).

2.8 Right to Manufacture. Due to the proprietary nature of the process design, the Licensee agrees that Licensor shall maintain the exclusive right of vessel manufacture, and the Licensee shall purchase all vessels exclusively from Licensor. All other equipment required for construction and operation of a Project utilizing the Technology may be purchased from other vendors. Licensee’s compliance with the provisions of this Section 2.8 shall be deemed to be a material obligation within the meaning of paragraph (b) of Section 6.2 herein; provided, however, that Licensor’s sole remedy in the event Licensee shall fail to comply with this Section 2.8 shall be the termination of this agreement pursuant to Section 6.2(b).

ARTICLE III

OWNERSHIP AND IMPROVEMENTS

3.1 Licensor as Sole Owner. Licensee acknowledges and agrees that it does not now own, nor will it obtain any interest in, the Technology, except for the License granted herein.

3.2 Improvements Assigned to Licensor. Licensee acknowledges and agrees that all Improvements shall be the exclusive property of Licensor, and Licensee agrees to assign, and does hereby assign, and agrees to cause each of the Project Entities to assign, to Licensor any and all right, title, and interest each of them may now hold or hereafter obtain in any such Improvements, including any and all (a) applications for Letters Patent and all divisionals, renewals, continuations and continuations-in-part thereof, (b) Letters Patent of the United States which may now or hereafter be granted thereon and all reissues and extensions thereof, (c) rights of priority under international conventions and applications for Letters Patent which may hereafter be filed for such Improvements in any country other than the United States, and (d) all Letters Patent which may be granted for such Improvements in any country or countries other than the United States and all extensions, renewals, and reissues thereof. Licensor agrees to license, and does hereby license, without further consideration to Licensor, all such Improvements to Licensee pursuant to the terms and provisions of this Agreement.

3.3 Cooperation. Licensee agrees to communicate to Licensor promptly upon becoming aware thereof, any facts known to Licensee respecting the Technology and to testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything possible to cooperate to effectuate the terms of this Article III. Upon the reasonable request of either party hereto exercisable from time to time, the Parties shall meet to discuss any Improvements.

3.4 No Challenge to Ownership. Except in asserting rights of Licensee expressly granted hereunder, Licensee agrees not to take any action challenging or opposing, on any grounds whatsoever, the ownership or intellectual property rights of Licensor with respect to the Technology, the status thereof as the property of Licensor, or the validity or enforceability thereof by Licensor.

3.5 Enforcement of Intellectual Property Rights. Subject to the further provisions of this Section 3.5, Licensor shall have the first right, but not the obligation, to enforce any and/or all of the rights granted herein to Licensee against any third parties believed by Licensor to be infringing, or about to infringe, upon any rights forming a part of the Technology. Licensor is hereby authorized to initiate any legal proceeding in any court or administrative body for the enforcement of any such rights in the name of Licensor and/or Licensee (pursuant to the authority granted in Section 3.6), and Licensee shall do all lawful things required or desirable to assist Licensor in the enforcement of any such rights. The rights of enforcement by Licensor under this Section 3.5 shall include the initiation of any legal proceeding in any Federal or state court or administrative body in the form of an initial pleading or complaint, the filing of a counterclaim, the filing of a declaratory judgment action, and the defense of any action relating in any way to rights granted herein to Licensee. Any and all costs associated with such enforcement rights and actions initiated and continued by Licensor shall be the sole and exclusive obligation of Licensor, and Licensor shall retain all monetary damages, awards and recoveries there from and shall have the exclusive right to settle and/or compromise any matter relating thereto. Licensee shall be entitled to participate, at its sole expense, in any such action initiated by Licensor. Nothing contained in this Section 3.5 shall be construed as creating any obligation of Licensor to initiate or continue any proceedings involving the enforcement of the rights granted herein to Licensee.

3.6 Appointment of Licensor as Attorney-in-Fact. Licensee hereby appoints Licensor as its attorney-in-fact for the specific limited purpose of executing in the name of Licensee all documents and performing in the name of Licensee all other acts necessary, appropriate or desirable to protect, through filings with Governmental Authorities of the United States, any state thereof or any foreign country or legal proceedings before any court of other such Governmental Authority, the confidential and proprietary nature of the Technology or the ownership thereof by Licensor.

ARTICLE IV

ACCESS TO PROJECTS AND INFORMATION

Licensor and its directors, officers, employees, agents and contractors shall have the right to be present at any Project at any reasonable time during normal business hours during the Term upon no less than twenty-four (24) hours' advance telephonic notice, but such access shall be at the sole risk and expense of Licensor. Licensor and its shareholders, directors, officers, employees, agents and contractors shall also have reasonable access during normal business hours and upon no less than twenty-four (24) hours' advance telephonic notice to inspect, audit and review all applications of the Technology and all operating data, books, records, and other information of Licensee and the Project Entities relating to applications of the Technology, provided that such inspection and review does not interfere materially with the business of Licensee, or any Project Entity, as the case may be, and, provided further, that Licensor treats all such information which is Confidential Information (and which is not otherwise Licensor Confidential Information) in trust and confidence as provided in Section 2.3. In the event that any such inspection, audit or review discloses an underpayment of Royalties or other amounts due hereunder, Licensee shall immediately pay to Licensor the amount of such underpayment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Licensor Representations. Licensor represents and warrants to Licensee (each of which representations and warranties shall survive the execution and delivery of this Agreement for a period of two (2) years after the expiration of the Term or the earlier termination of this Agreement), subject to the provisions of Section 5.2, that (a) Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (b) Licensor has the right to grant the License under this Agreement, (c) Licensor has the power and all requisite authority to enter into this Agreement, (d) the execution and delivery of this Agreement by Licensor and the performance of its obligations hereunder do not conflict with or result in a default or imposition of any lien or encumbrance against any property of Licensor under any agreement to which Licensor is a party or by which any of its property is bound which, in any such case, could reasonably be expected to have a materially adverse effect on the business or financial performance of Licensor, and (e) this Agreement constitutes Licensor's legal, valid, and binding obligation.

5.2 Negation of Certain Warranties. LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ADEQUACY OF THE TECHNOLOGY, OR ITS SUFFICIENCY FOR ANY SPECIFIC PURPOSE OR FREEDOM FROM ANY DEFECT OF ANY KIND, INCLUDING FREEDOM FROM ANY PATENT OR TRADE SECRET INFRINGEMENT THAT MAY RESULT FROM THE USE BY LICENSEE OF THE TECHNOLOGY (BUT WITHOUT IN ANY MANNER INTENDING TO LIMIT THE INDEMNIFICATION BY LICENSOR PURSUANT TO SECTION 7.1). FURTHER, LICENSOR MAKES NO REPRESENTATION, GUARANTY OR WARRANTY THAT THE TECHNOLOGY DESCRIBED IN ANY PATENT APPLICATIONS, ISSUED PATENTS OR TRADE SECRET DOCUMENTS IS SUITABLE FOR USE BY LICENSEE OR THAT ANY APPLICATION FOR A PATENT WILL RESULT IN THE GRANT OF A PATENT.

5.3 Licensee Representations. Licensee represents and warrants to Licensor (each of which representations and warranties shall survive the execution and delivery of this Agreement for a period of two (2) years after the expiration of the Term or the earlier termination this Agreement) that (a) Licensee is a duly formed and validly existing under the laws of its jurisdiction of formation, (b) Licensee has the power and all requisite authority to enter into this Agreement, (c) the execution and delivery of this Agreement by Licensee and the performance of Licensee's obligations hereunder do not conflict with or result in a default or imposition of any lien or encumbrance under any other agreement to which Licensee is a party or by which any of its property is bound which could reasonably be expected to have a materially adverse effect on the business or financial performance of Licensee, and (d) this Agreement constitutes Licensee's legal, valid, and binding obligation.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. Subject to the further provisions of this Article VI, this Agreement shall remain in force and effect and the Parties shall remain obligated hereby and entitled to rights and benefits hereunder until the earlier of (the "Term") (a) termination of this Agreement by mutual agreement of the Parties, or (b) the expiration of thirty (30) years from the Effective Date; provided, however, that with respect to any Project for which the owners thereof have, as of the effective date of such termination or expiration, expended material funds in connection with the development thereof, Licensor shall grant a license to such Project under substantially the same terms and conditions as set forth herein, which license shall be for a term equal to twenty-five (25) years from the commencement of Commercial Operation of such Project. Notwithstanding the foregoing, if a project is not built and operating within the conditions set forth in Section 2.7, Licensor has the right to revoke this License if substantial progress or financing has not been demonstrated as determined in the sole discretion of Licensor.

6.2 Event of Default. An event of default under this Agreement (an "Event of Default") shall be deemed to exist upon the occurrence of any one or more of the following events:

(a)    failure by a Party to make payment of any amounts due under this Agreement, including the Royalty, which failure continues for a period of twenty (20) days after written notice of such nonpayment from the Party entitled to payment;

(b)    failure by a Party to perform fully any material provision of this Agreement, other than the payment of any amounts due, and (i) such failure continues for a period of sixty (60) days after notice of such nonperformance from the other Party describing in reasonable detail the relevant nonperformance or (ii) if such nonperforming Party shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period as shall be necessary for such nonperforming Party to cure the same with all due diligence, such longer period, in all events, not to exceed ninety (90) days; or

(c)    either Party shall (i) file, or consent to the filing against it of or admit any allegations made against it in, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) make an assignment for the benefit of its creditors; (iii) seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all its property; (iv) be adjudicated bankrupt or insolvent, or (v) suffer the entry against such Party of an order for relief in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction or ordering the dissolution, winding up or liquidation of all or any substantial part of the property of such Party or have filed against such Party any petition for any such relief and any such order or petition shall remain unvacated or pending and unstayed for an aggregate of ninety (90) days (whether or not consecutive).

6.3  Force Majeure. In the event that either Party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then, provided such Party gives prompt written notice describing the particulars of such event, including the nature of the occurrence and its expected duration, and continues to furnish monthly reports with respect thereto during the period of the Force Majeure, the obligations of both Parties (except for the obligation of Licensee to pay accrued Royalties pursuant to Section 2.4) shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that (a) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure and (b) the Party whose performance is being excused shall use its reasonable efforts to perform its obligations hereunder and use its reasonable efforts to remedy its inability to perform. If a Force Majeure affects a material obligation or commitment and continues for more than four (4) consecutive months, either Party may terminate this Agreement upon thirty (30) days' prior written notice.

6.4 Default Remedies. Subject in each case to the provisions of Article VIII or Section 9.8 to the contrary, immediately upon the occurrence of an Event of Default under Section 6.2 on the part of either Party, the non-defaulting Party shall have the right, at its election, to terminate this Agreement and/or sue such defaulting Party for damages and/or injunctive or other equitable relief arising in connection with such Event of Default.

6.5 Obligations of the Parties. Upon the expiration of the Term or the earlier termination of this Agreement, Licensee shall, and shall cause each Project Entity, which is not a party to a separate sublicense with Licensor to enter into a license with Licensor, to (a) immediately cease all uses of the Technology, (b) make no further use of any rights licensed to Licensee by this Agreement, except to the extent of rights granted in any other written agreement entered into after the Effective Date between Licensor and Licensee, and (c) return to Licensor promptly (i) all Improvements in the possession of Licensee and (ii) the originals and all copies of all Licensor Confidential Information. Upon any termination of this Agreement, Licensor shall promptly return upon request by Licensee the originals and all copies of all Confidential Information relating to Licensee's business.

6.6 Survival of Claims. Any claims by either Party against the other Party existing under this Agreement at the expiration or any termination of this Agreement shall survive such termination or expiration.

6.7 Survival of Certain Provisions. Any provisions, agreements, warranties or representations contained in this Agreement which expressly or by implication come into or remain in force following the termination or expiration of this Agreement shall survive such termination or expiration, including the provisions of Articles III, V, VII and VIII and Sections 2.3, 2.4, 9.1, 9.2, 9.7, 9.8, 9.16 and 9.17.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Licensor. Licensor, as indemnitor, agrees to indemnify, defend, and hold harmless Licensee and its officers, directors, managers, members, shareholders, agents, employees, successors and assigns, as indemnitees ("Licensee Indemnitees") from and against any and all claims, demands, liabilities, judgments, awards, liens, losses, damages, or costs (including reasonable attorneys' fees and expenses) of any kind or nature (unless caused by the conduct of or omission by any of the Licensee Indemnitees) arising from or in any manner related to the failure by Licensor to observe or perform the covenants and agreements of Licensor under this Agreement or the inaccuracy of any representation or warranty made by Licensor in this Agreement.

7.2 Indemnification by Licensee. Licensee, as indemnitor, agrees to indemnify, defend, and hold harmless Licensor and its officers, directors, shareholders, agents, employees, successors and assigns, as indemnitees ("Licensor Indemnitees"), from and against any and all claims, demands, liabilities, judgments, awards, liens, losses, damages, or costs (including reasonable attorneys' fees and expenses) of any kind or nature (unless caused by the conduct of or omission by any of the Licensor Indemnitees) arising from or in any manner related to (a) the use or practice by Licensee of the Technology where such use and practice is not in compliance with the provisions of Section 2.2, except to the extent arising from or related to any allegation by a Person other than an affiliate of Licensee that any portion of the Technology or the use thereof by Licensee in accordance with this Agreement infringes upon prior rights of any other Person; (b) the operation of the business of Licensee and the Projects as they may relate to this Agreement or the Technology; or (c) to the extent not covered by clause (a) immediately above, the failure by Licensee to observe or perform the covenants and agreements of Licensee under this Agreement or the inaccuracy of any representation or warranty made by Licensee in this Agreement.

7.3 Duty to Defend. Each indemnitor, at its sole cost and expense, shall defend, with counsel reasonably satisfactory to each indemnitee, any claim, demand, suit, cause of action or proceeding covered by the indemnities set forth in Section 7.1 or Section 7.2, as the case may be. Each indemnitor shall have the right to control the defense of any claim, demand, suit, cause of action, or proceeding without prejudice to its right to contest thereafter whether such was within the scope of the indemnities contained in Section 7.1 or Section 7.2, as the case may be. Each indemnitee shall have the right, but not the obligation, at its sole cost and expense, to participate in the defense of any such claim, demand, suit, cause of action or proceeding. Each indemnitee shall have the right at any time, by notice to each indemnitor, to assume exclusive control of the defense of any claim, demand, suit, cause of action or proceeding insofar as such indemnitee is concerned, at the sole cost and expense of the relevant indemnitor (subject to the right of the relevant indemnitor to contest whether such claim, demand, suit, cause of action or proceeding is within the scope of the indemnities contained in Section 7.1 or Section 7.2 as the case may be), if (a) the relevant indemnitor fails to defend diligently such claim, demand, suit, cause of action or proceeding, (b) there is a conflict in the interests of the relevant indemnitor and such indemnitee with respect to such claim, demand, suit, cause of action or proceeding, or (c) at any time during the pendency of such claim, demand, suit, cause of action or proceeding the relevant indemnitor shall disaffirm its responsibility for the claim involved. Each indemnitor shall pay all reasonable costs that may be incurred by all indemnitees in such defense or in enforcing the indemnity set forth in Section 7.1 or Section 7.2, as the case may be, including reasonable attorneys' fees, within ten (10) days after request therefor.

7.4 Settlement. Each indemnitor shall have the right to settle, at its sole cost and expense, any claim, demand, suit, cause of action, or proceeding within the scope of Section 7.1 or Section 7.2, as the case may be, which results only in the payment of money. No indemnitor shall, however, have the right, without the prior written consent of the relevant indemnitee, to settle any claim, demand, suit, cause of action, or proceeding which claim, demand, suit, cause of action or proceeding or settlement thereof, involves nonmonetary obligations of any indemnitee; provided, however, any indemnitee not agreeing to any such settlement proposed by an indemnitor shall be responsible, without benefit of the indemnity contained in Section 7.1 or Section 7.2, as the case may be, for damages of such indemnitee incurred as a result of not agreeing to such settlement and neither Licensee nor any affiliate of Licensee shall enter into any such settlement if, in the good-faith opinion of Licensor, such settlement could create a precedent or implication that any Person other than Licensor owns the Technology.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Agreement to Dispute Resolution. Subject to the provisions of Section 9.8, in the event a dispute arises between Licensor and Licensee regarding the application or interpretation of this Agreement, such dispute shall be the subject of a dispute resolution process, as provided below in this Article, before either Licensor or Licensee may resort to litigation. Any such dispute resolution process shall be conducted in Los Angeles County, California, or at such other location as may be mutually agreed upon by the Parties.

8.2 Initiation of Dispute Resolution. The Party proposing that any dispute be submitted to dispute resolution shall do so by giving written notice to the other Party of its desire to submit the matter to dispute resolution. Promptly thereafter, but in any event within ten (10) days or such longer time as the Parties may agree upon, the Parties (each being represented by representatives with decision-making authority as to the relevant dispute) shall meet to attempt to resolve the relevant dispute. Each of the Parties shall bear its own expenses incurred in connection with any such meeting.

8.3 Mediation. If the Parties shall fail for any reason, within thirty (30) days from the initial notice provided for in Section 8.2, to resolve the relevant dispute, then, prior to resorting to litigation, the Parties shall submit the relevant dispute to mediation before a single disinterested mediator, who shall be agreed upon mutually from among those affiliated with Judicial Arbitration & Mediation Services, Inc., or any other mediation service mutually agreed to by the Parties.

8.4 Expense of Mediation. The fees and expenses occasioned by a mediation, including reasonable attorneys' fees of the prevailing Party, shall be the obligation of the nonprevailing Party; provided, however, in the event that neither Party is the sole prevailing Party, unless otherwise agreed by the Parties, the fees and expenses of the mediation process shall be paid in equal proportions by the Parties and each of the Parties shall pay the fees and expenses of its counsel.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Assignment. Licensor may assign its rights under this Agreement, including in connection with any sale, transfer or other disposition of the Technology, to any other Person, without the consent of Licensee; provided, however, that any such Assignment shall be made expressly subject to this Agreement. Licensee may not assign this Agreement, in whole or in part, by operation of law, merger, acquisition or otherwise, without the prior written consent of Licensor. Any attempt by either Party to make any assignment, transfer or other disposition of this Agreement or any rights or obligations hereunder, other than in accordance with the provisions of this Section, shall be null and void and of no effect. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, each Party’s permitted successors and assigns.

9.2 Successors and Assigns. All terms and provisions contained herein shall inure to the benefit of and shall be binding on each of the Parties and their respective successors and permitted assigns.

9.3 Parties in Interest. Subject to the provisions of Sections 2.3 and 9.2, and unless otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of the Parties and is not for the benefit of any third Person.

9.4 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the Party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

9.5 Non-Waiver. It is understood and agreed that any delay, waiver, or omission by any Party to exercise any right or power arising from any breach or default by the other Party with respect to any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by such Party of any subsequent breach or default of the same or other terms, provisions or covenants on the part of such other Party.

9.6 Notices. Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, certified mail (return receipt requested), or telefax to the other Party at the relevant address set forth below:

If delivered to Licensor:
Gemini Environmental Corporation
590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Chris Walton

If delivered to Licensee:
Full Circle Industries, Inc.
1800 Century Park East, Suite 600
Los Angeles, CA 90067
Attn: Steve Racoosin

Either Party shall have the right to change the address to which notice shall be sent or delivered by similar notice sent in like manner to the other Party. Without limiting any other means by which a Party may be able to provide that a notice has been received by the other Party, a notice shall be deemed to be duly received (a) if sent by hand, on the date when left with a responsible Person at the address of the recipient; (b) if sent by registered mail or overnight courier, on the date of receipt; or (c) if sent by telefax upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient's facsimile number.

9.7 Attorneys' Fees. In the event any dispute between the Parties to this Agreement should result in litigation or any other proceeding (including mediation), then, subject to the provisions of Section 8.4 to the contrary, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party in connection with such litigation or other proceeding and any appeal or enforcement thereof.

9.8 Injunctive Relief. It is understood and agreed that any breach by Licensee of any of its obligations or agreements under any of Sections 2.1, 2.2, 2.3, 3.2, 3.3, 3.4, 3.5, 3.6, 6.5 and 9.1, and under either of Articles IV and VII would cause irreparable injury to Licensor for which money damages would not be a sufficient remedy. In addition, it is understood and agreed that any breach by Licensor of any of its obligations or agreements under any of Sections 2.3, 6.5 and 9.1 and under Article VII would cause irreparable injury to Licensee for which money damages would not be a sufficient remedy. Accordingly, in addition to any remedies available at law, the Parties shall each, as the case may be, be entitled to seek equitable relief, including a restraining order, an injunction and an order of specific performance in the event of any breach or threatened breach by the other Party of any of its respective obligations or agreements under the Sections and Articles of this Agreement referenced above in this Section. Such remedies shall not be deemed to be the exclusive remedy for any such breach or threatened breach of this Agreement, but shall be in addition to all other remedies available to the Parties at law or in equity. The breach or threatened breach of the provisions of the Sections and Articles of this Agreement referenced above shall not be subject to the dispute resolution provisions of this Agreement and the Parties need not pursue dispute resolution prior to seeking relief pursuant to this Section.

9.9 Remedies. Except as provided herein to the contrary, no remedy conferred by any specific provision of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now, or hereafter existing at law, in equity, by statute or otherwise. The election of one or more remedies by either Party shall not constitute a waiver of the right to pursue other available remedies.

9.10 Further Assurances. Each of the Parties agrees to execute and deliver any and all additional papers and documents, and to do any and all acts reasonably necessary in connection with the performance of its obligations hereunder or to carry out the intent of the Parties reflected herein.

9.11 No Agency, Joint Venture, Partnership. The Parties hereby agree that this Agreement merely constitutes a license agreement, and that no agency (except as expressly provided to the contrary in Section 3.6), joint venture or partnership is created hereby, and that neither Party shall incur obligations in the name of the other or be obligated in respect of any obligation of the other Party without the prior written consent of such other Party or such Party, as the case may be.

9.12 Severability. Should any part or provision of this Agreement be held unenforceable, the validity of the remaining parts or provisions shall not be affected by such holding so long as the primary purposes and intentions of the Parties can still be accomplished.

9.13 Negotiated Transaction. Each Party affirms to the other that it has had the opportunity to consult and discuss the provisions of this Agreement with independent legal counsel and fully understands the legal effect of each provision. For all purposes, this Agreement shall be deemed to have been drafted jointly by both Parties.

9.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

9.15 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the Original Agreement.

9.16 Jurisdiction and Venue. Subject to the provisions of Article VIII, all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any of the other documents or agreements contemplated herein to be executed by either of the Parties shall be litigated in courts having situs in Orange County, California, and each Party hereby submits to the jurisdiction of such courts in any such action and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it in accordance with this Section.

9.17 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles thereof relating to conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the day and year first set forth hereinabove.

GEMINI ENVIRONMENTAL CORPORATION	FULL CIRCLE INDUSTRIES, INC.

By:	By:

Name: Christopher S. Walton	Name: Steve Racoosin

Title: President	Title: CEO

Date: February 12, 2007	Date: February 12, 2007

EXHIBIT A

DESCRIPTION OF THE PROCESS

The Process relates to a method and apparatus for the treatment of municipal solid waste, as described in U.S. Patent Application filed with USPTO on July 21, 2006, entitled “SOLID WASTE TREATMENT APPARATUS AND METHOD”. The Process also includes all related know-how and Improvements to the Technology, whether described in said patent applications or in additional patent applications filed by or patents issued to Licensor from time to time in the future, and whether such know-how or Improvements are protected as trade secrets or not.